U. S. SECURITIES AND EXCHANGE COMMISSION
                 Washington, D.C. 20549

                         FORM 10

       GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of the Securities and Exchange Act of 1934.


              VIDA LIFE INTERNATIONAL, LTD.
     (Name of Small Business Issuer in its charter)


	Nevada	                             20-5046886
(State or other jurisdiction of (I.R.S. Employer Identification No.) incorporation or organization)

7046 Kentfield Drive, Cameron Park, CA	          95682
(Address of principal executive offices)	(Zip Code)

Issuer's telephone number:  (415) 738-2136

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered 	each class is to be registered

	None                        N/A


Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock
(Title of Class)


Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting company. See definitions of "large accelerated filer," "accelerated filer", and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer  [  ]   Accelerated filer [  ]

Non-accelerated filer    [  ]   Smaller reporting company  [X]

(Do not check if a smaller reporting company)




Vida Life International, Ltd.
Index
	Page

Item 1.  Business                                         3
Item 2.  Financial Information                            7
Item 3.  Properties                                      10
Item 4.  Security Ownership of Certain
         Beneficial Owners and Management.               10
Item 5.  Directors and Executive Officers                11
Item 6.  Executive Compensation.                         12
Item 7.  Certain Relationships and Related
         Transactions, and Director Independence         13
Item 8.  Legal Proceedings                               13
Item 10.  Recent Sales of Unregistered Securities        15
Item 11.  Description of Securities to be Registered     16
Item 12.  Indemnification of Directors and Officers.     16
Item 15.  Financial Statements and Exhibits              17

SIGNATURES                                               18

FINANCIAL STATEMENTS                                     19

YEARS ENDED DECEMBER 31, 2007 AND 2006                   19

Item 1.  Business

Forward-Looking and Cautionary Statements

Except for statements of historical fact, certain information in this document contains "forward-looking statements" that involve substantial risks and uncertainties. You can identify these statements by forward -looking words such as "anticipate," "believe," "could," "estimate," "expect," intend," "may," "should," "would," or similar words. The statements that contain these or similar words should be read carefully because these statements discuss our future expectations, contain projections of our future results of operations, or of our financial position, or state other "forward-looking" information. Vida Life believes that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control. Further, we urge you to be cautious of the forward-looking statements that are contained in this Form 10 because they involve risks, uncertainties and other factors affecting our operations, market growth, service, products and licenses. These factors may cause our actual results and achievements, whether expressed or implied, to differ materially from the expectations we describe in our forward-looking statements. The occurrence of any of these events could have a material adverse effect on our business, results of operations and financial position.


     Business Development

           History

Vida Life International, Ltd. ("We," "Company" or "Vida Life") was incorporated in the State of Minnesota as Town & Country Home
Furnishings, Inc. on June 26, 1969. Its purpose was to sell carpet and furnishings in several States at wholesale. It became publicly trading on December 14, 1971 pursuant to Regulation A, promulgated under the Securities Act of 1933 as amended. On May 29, 1984, the name of the Company was changed to Oraloe Pharmaceuticals, Inc. in connection with a planned merger with a company which grew Aloe for pharmaceutical purposes. The planned merger never materialized. On September 17, 1986 the Company changed its name to Western Medical, Inc. and merged with a firm that manufactured and marketed a product called the Pulse Master, used by athletes to register pulse, heart rate and blood pressure during exercise. On November 9, 1999 the Company changed its State of incorporation to Nevada. On August 28, 2000 the corporation approved a merger with Flagship International, Inc. However, the merger never materialized. On April 22, 2003 the corporation changed its name to Environmental Impact Corporation in connection with a planned merger, which never materialized. ACS Trading Corp.("ACS") was organized in 2004 under the laws of Delaware to conduct the business of trading fishmeal and nutritional supplements utilizing fish oil as an ingredient. On April 7, 2006, Environmental Impact Corporation changed its name to Vida Life International, Ltd. The Company was an inactive shell until May of 2006. On May 1, 2006 the Company entered into a Share Exchange and Acquisition Agreement whereby it agreed to issue 6,300,000 shares of its common stock to acquire all of the outstanding shares of ACS. Utilizing its 30 years or experience in various fields, ACS, a U.S. diversified company, has developed innovative products and solutions for personal health care, animal nutrition and energy efficient products. The Company consists of three strategic operating segments; (1) fishmeal, used as a high protein ingredient in animal feed and organic fertilizer, (2) health supplements and (3) the Company is also developing energy efficient products based on a novel patent pending heating technology. The Company's market for advertising and selling its products is worldwide.

Upon completion of the transaction on May 1, 2006, ACS became a wholly-owned subsidiary of Vida Life International, Ltd. and ACS dissolved its corporate charter immediately after the merger resulting in one company. Since this transaction resulted in the existing shareholders of ACS acquiring control of Vida Life International, Ltd., for financial statement purposes, the merger has been accounted for as an additional capitalization of Vida Life International, Ltd. (a reverse acquisition with ACS as the accounting acquirer).

The operations of ACS are the only continuing operations of the Company. In accounting for this transaction, ACS was deemed to be the purchaser and parent company for financial reporting purposes. Accordingly, its net assets were included in the consolidated balance sheet at their historical value. The accompanying financial statements as of December 31, 2007 and 2006 present the historical financial information of ACS. The outstanding common shares of ACS at December 31, 2007 and 2006 have been restated to reflect the shares issued upon the reorganization. The accompanying financial statements as of December 31, 2006 present the historical financial information of ACS for the year ended December 31, 2006 consolidated with Vida Life International, Ltd. from the date of reorganization (May 1, 2006) to December 31, 2006.


	Public Market

Prior to this filing, shares of our common stock have thinly traded in the pink sheet market.


        Registration Statement

We are voluntarily filing this registration statement on Form 10 in order to make information concerning Vida Life more readily available to the public. We believe that being a reporting company under the Securities Exchange Act of 1934, as amended ("Exchange Act"), will enable Vida Life to make an application to have its common stock traded in the over-the-counter bulletin board. Also, being a reporting company will make information concerning Vida Life more accessible to its stockholders, prospective stockholders and the public trading market. As a result of filing this registration statement, Vida Life is obligated to file with the United States Securities & Exchange Commission ("SEC") certain interim and periodic reports including an annual report containing audited financial statements. It anticipates that it will continue to file such reports, notwithstanding the fact that, in the future, it may not otherwise be required to file such reports based on criteria set forth under Section 12(g) of the Exchange Act.


Principal Executive Office

Our principal executive offices are located at 7046 Kentfield Drive, Cameron Park, CA 95682. Our telephone number is (415) 738-2136; our facsimile number is (530) 672-6442. We maintain a web site at www.vidalifeinternational.com


                   Business Activities

Company Mission

Our mission is to produce high quality fishmeal, and nutritional supplements including fish oil and other natural health supplements distributed on a world wide basis. We also have worldwide rights to manufacture, distribute and sell energy-efficient products based upon a novel "heating technology" invented in Japan that is now patent pending. The first product under development is an electric tank-less water heater.


Products / Markets

Fishmeal.

We are a manufacturer and trader of fishmeal and fish oil products.
Fishmeal is a thick powder obtained from cooking, drying, and grinding raw fish. Fishmeal is a rich protein source, and is used as an ingredient in feedstuffs in the aquaculture, dairy, and poultry industries. It also has applications in products for human consumption and in animal feed.
We currently purchase our fishmeal from nonaffiliated firms located in South America and India. We sell fishmeal to clients primarily located in Russia, Japan, Taiwan, South Korea, Denmark, China, Norway, Poland, Lithuania, Romania, Nigeria, Georgia, Armenia, Saudi Arabia, The Netherlands, Germany and the Philippines. Fishmeal production tends to be seasonal, with supply from the southern hemisphere during the summer months, and from the Northern hemisphere during the balance of the year.


Health Supplements.

We are a manufacturer and trader of health supplements that include fish oil and other natural health supplements. Our nutritional supplements include 26 formulated capsules and softgels, two energy drinks and several anti-aging creams, as well as other products under development. Our health supplements are unique and typically custom-formulated and made to our customer specifications. Our customers for health supplements are primarily located in Japan, Turkey, the Czech Republic, Pakistan and other countries.


Heating Technology

This product line is in the development stage. The Company intends to employ patented technology in developing an electric tank-less water heater. The patent pending technology consists of a heating apparatus system having a novel heating element design and structure to disrupt laminar fluid flow within a heating element to provide improved thermal transfer and heating
efficiency.   A microprocessor driven heat modulator to provide regulation and precise point of use operator control over output temperature patent was filed in April 2008. We intend to seek a contract manufacturer to manufacture the electric tank-less water heaters and other products. We have not yet identified a company to provide this service.


Manufacturing

Our fishmeal and fish oil products are manufactured by nonaffiliated contract manufacturers on an as-needed basis when we receive orders.
These manufacturers are located in South America and India. Our supplements are formulated in house and manufactured to our specifications by FDA, GMP and ISO certified labs in California, Washington and Arizona. We intend to seek a contract manufacturer to manufacture our electric tank-less water heaters. We have not yet identified a firm to provide this service.


Warehousing

We utilize the services of an unaffiliated logistics warehouses at entry ports located at various ports/airports around the U.S. We intend to license an unaffiliated logistics company to pick up, transport and deliver our electric tank-less water heaters in a just-in-time format (JIT) when we begin to distribute the product.


Distribution

We secure orders for our products through our web site, www.frozenfish.com, which we established in 1996 to promote fishmeal, fish oil and agricultural commodities, and our web site www.vidalifeusa.com, which we established in 2005 to promote nutritional supplements. We believe that our Internet websites enhance and broaden the marketing of our products and increase our visibility in the marketplace, while marketing on the Internet is also more cost effective than direct sales. Because of our worldwide clientele, we make extensive use of telephone, facsimile and other electronic means of communication on a 24 hour a day, seven day a week operation.


New Products

We periodically develop new health supplements. Several are currently being developed.


Competition

Vida Life competes on the price and performance characteristics of its products, such as protein level. The principal direct competition in our markets for fishmeal and nutritional supplements is from other global and regional producers and distributors of marine proteins. While we may have some indirect competition from other protein sources such as soybean meal and other vegetable or animal protein products, we believe these non-marine sources are not complete substitutes because fish-based products offer nutritional values not contained in those other sources. The market for our fishmeal and health supplements is large and growing, with hundreds of firms active in our market at any given time. Due to this large and fragmented market, and our status as a small company, our current share of the world market is small. Despite competition, demand has been strong for fishmeal and nutritional supplements utilizing fish oil and other natural raw materials in our principal markets, and prices there have risen over the past several years.


Sources and Raw Materials and Supplies

The Company depends upon supplies of raw ingredients from a number of nonaffiliated suppliers located in other countries, primarily from fishing companies in South America and India. In the future, the Company intends to purchase and operate its own fishing fleet, however, doing so will require raising substantial funds from investors. There is no assurance that the Company will be successful in securing such funds. The raw materials for its products are available from a variety of suppliers in various parts of the world. Management does not expect a scarcity of any ingredients to be a concern.


Dependence on Customers

During the years ended December 31, 2007 and 2006, 70% and 84%, of the Company's sales were to two customers, respectively. The aggregate accounts receivable associated with these customers was $8,133 and $0 as of December 31, 2007 and 2006, respectively.


Patents

A patent has been applied for in the United States for a novel "Heating Apparatus". We currently believe that a patent will issue, although we cannot provide assurance of that, or of when it will issue. Upon issue, we will seek to negotiate a license agreement with a substantial U.S. manufacturer to manufacture an electric tank-less water heater and market this product. There is no assurance that a license will issue or that a satisfactory license agreement will be negotiated. The Company does not presently have any other patents, trademarks, licenses, franchises, concessions or royalty agreements and we have no current plans to secure any.


Governmental Regulations

Presently, the Company purchases its materials from third party providers who must comply with a variety of laws and regulations in the countries in which they are located. We believe that each of the firms with which we do business are in compliance with applicable laws and regulations insofar as their compliance is materially relevant to our business.
The Company's long-range plans include the eventual acquisition and operation of a fishing fleet in India. In the event that this transpires, the Company will be required to comply with all applicable maritime and fisheries laws of India. If the Company were ever to fish in waters subject to the jurisdiction of the U.S., it could become subject to the Shipping Act of 1916. In that case, our chief executive officer, a majority of our directors and at least 75% of our shareholders will have to be United States citizens. However, Vida Life does not intend to conduct fishing operations that will subject it to these requirements. The Company intends to comply with any applicable laws and regulations wherever its future operations expand.


Research and Development

The Company contracts with consultants who conduct research and development activities in Peru and India. During the years ended
December 31, 2007 and 2006, the Company expensed $89,266 and $52,701 for research and development activities, respectively.


Employees

As of December 31, 2007, Vida Life employed 2 persons, J.C. Jordan, our Chief Executive Officer, and our Secretary, M.M. Jordan. Our President and Secretary are husband and wife. Vida Life also contracts for the services of part-time and project consultants on an "as needed" basis. Some of these consultants are relatives of J.C. Jordan. The Company does not have any employment contracts with its employees. None of the employees are members of any union, and none have entered into any collective bargaining agreements. With the successful implementation of the Company's new business and marketing plan, it may seek additional employees in the next year to accommodate anticipated potential growth. The addition of any new employees will be contingent upon increased business warranting such additions and the availability of funds to pay for these new employees.


Facilities

Company management occupies approximately 1000 square feet of office space in one section of the residence of the Company's CEO in Cameron Park, CA. The Company currently pays no rent for this space. Office space and other facilities around the world are used on an as-needed basis, through a variety of different arrangements. Imports or direct shipment from South America to Japan or other countries is handled by independent consultants/contractors located in the country of origin. Suppliers (fishmeal producers) receive orders from Vida Life in the U.S. and they drop ship directly to clients anywhere in the world. Their facilities range from 200,000 - 500,000 square feet of office and manufacturing space. In the U.S. Vida Life contracts out the encapsulation of its softgels and capsules to contract manufacturers. Their FDA, ISO and GMP certified facilities range in size from 100,000 sq. ft. to 300,000 sq. ft. The Company's plans for the future include setting up R&D operations, softgel/capsule manufacturing, and raw material distribution at a yet to be determined location in a Western U.S. State. The decision will be based on tax advantages offered, cost of land and proximity to major freeways and airports. Vida Life has located several large lots of land (50 - 60 acres) in Western India on which it plans to set up fishmeal production and animal feed manufacturing when it has sufficient capital. Due diligence and consultations with local real estate agents have been carried out. Conversations with local State officials have been taken to a level where Vida Life feels comfortable in making the final decision as to which Indian state the facilities will be built in.


Industry Segments

The Company currently operates in two primary operating segments: fishmeal and related products and health supplements. Additionally, the Company plans to license a U.S.-based company to manufacture and distribute electric tank-less water heaters.

The Company has no current plans to participate in any other business or industry. Reference is made to the statements of operations included herein in response to Item 13 for a report of the Company's operating history for 2007 and 2006.



Item 2.  Financial Information

Management's Discussion and Analysis of Financial Condition and Plan of Operation


The following information should be read in conjunction with the financial statements and notes thereto appearing elsewhere in this Form 10.

Segment Results

The Company's business consists of two operating segments: fishmeal and related products and health supplements. Segment information follows:




                               Fishmeal        Health Supplements       Corporate & Other       Total

2007

Net sales	               $   -           $   89,821                $   -                   $   89,821
Gross profit	               $   -           $   39,462                $   -                   $   39,462
Operating income (loss)	       $   -           $   33,596               ($  495,747)            ($  462,151)
Interest income                $   -           $        -                $   10,205              $   10,205
Interest expense               $   -           $        -                $   89,922              $   89,922
Depreciation & amortization    $   -           $    1,666                $    3,957              $    5,623
Identifiable net assets        $   -           $   12,259               ($  395,979)            ($  383,720)

2006

Net sales                      $  290,258      $   55,162                $        -              $  345,520
Gross profit                   $   23,986      $   23,976                $        -              $   47,962
Operating income (loss)        $   23,986      $   19,982               ($  270,748)            ($  226,780)
Interest income                $        -      $        -                $        -              $        -
Interest expense               $        -      $        -                $    2,174              $    2,174
Depreciation & amortization    $        -      $    1,661                $    3,842              $    5,143
Identifiable net assets        $        -      $   24,614               ($  200,841)            ($  176,227)



Revenues

The Company's revenues decreased 74% in 2007 to $89,821 from $345,420 in 2006. As noted in the table above, this decrease was attributable to the decline in fishmeal revenue.


Fishmeal

In 2007, the Company did not generate any sales in the fishmeal segment of their business due to plans in 2006 to no longer purchase fishmeal from fishmeal producers for resale to end users but rather produce their own fishmeal. When plans for producing their own fishmeal were indefinitely delayed due to lack of available funds and as it was not economically feasible to purchase fishmeal on the spot market for resale, the Company chose not to focus on this segment of their business in 2007. In 2006, the Company generated sales revenue of $290,258 from the fishmeal segment via purchases of fishmeal from fishmeal producers, which was then subsequently resold to end users.


Health Supplements

Revenue from sales of health supplement products increased 63% to $89,821 from $55,162 in 2006. The increase in revenue in 2007 was attributable to having a full year of marketing the Company's line of health supplement products and expanding markets in Japan.


Gross Margin

The Company's overall gross margin as a percentage of sales increased from 14% in 2006 to 44% in 2007. This increase was attributable to a change in the product mix of the Company's sales in 2007. As noted above, in 2007, the Company's composition of sales was made up of higher margin health supplement products. The margins for fishmeal are expected to increase dramatically from an average of 8% to approximately 50% once the Company begin to produce its own fishmeal in India.


Fishmeal

The Company realized a gross margin as a percentage of fishmeal sales in 2006 of 8%. As noted above, there were no fishmeal sales in 2007.


Health Supplements

Gross margin as a percentage of health supplement product sales decreased from 44% in 2006 to 43% in 2007. The slight decrease in margin was primarily due to product mix.


Operating Expenses

Operating expenses increased $226,871 in 2007 from $274,742 in 2006 to $501,613 in 2007. The primary contributors to this increase in 2007 was an increase in salaries and wages of $103,514 as a result of a new compensation package implemented for the President of the Company, an increase of $51,108 in advertising expense due to the hiring of a promotional marketing firm to promote the Company and its products, an increase of $36,565 in research and development costs due to costs incurred relating to product formulation and other costs relating to locating potential sites for the Company to conduct its own fishmeal production and an increase of $26,006 of professional fees due to legal and accounting costs related to the applying for the registration of the Company's common stock.


Operating Loss

The Company's operating loss increased $235,371 from $226,780 in 2006 to $462,151 in 2007. The primary contributor to the increased loss in 2007 was due to the increased operating expenses, as described above.


Interest Expense

Interest expense increased $87,748 from $2,174 in 2006 to $89,922 in 2007. The increase in 2007 was attributable to the Company entering into a $400,000 note payable with a shareholder in March, 2007.


Net Loss

As a result of the above, the net loss for the Company increased $312,914 in 2007 from a net loss of $228,954 in 2006 to a net loss of $541,868 in 2007.


Liquidity and Capital Resources

The Company's cash and cash equivalents increased by $253,200 in 2007 primarily because of $400,000 of cash generated by financing activities. Cash and cash equivalents at December 31, 2007 totaled $271,082. The Company used $143,376 of cash in operating activities during 2007. Cash used in operations included a net loss of $541,868, which included
$223,331 of non-cash expenses for depreciation, amortization and the issuance of common stock for services. Changes in operating assets and liabilities contributing to the use of cash primarily included decreases in accrued expenses and deferred revenue of $54,782 and $20,884, respectively, while an increase in accrued officer compensation of $195,402 partially mitigated the use of cash from operations. The Company generated $17,388 of cash from operating activities during 2006. Cash generated from operations included a net loss of $228,954, which included $38,331 of non-cash expenses for depreciation, amortization and the issuance of common stock for services. Changes in operating assets and liabilities offsetting the use of cash from the Company's net loss included increases in accrued officer compensation of $115,340, accrued expenses of $54,917 and deferred revenue of $25,084. Cash flows used in investing activities included purchases of property and equipment of $3,424 and $339 in 2007 and 2006, respectively. Cash flows provided from financing activities included proceeds from a $400,000 note payable with a shareholder entered into in 2007. The Company had no material commitments for expenditures as of December 31, 2007. While there were no material commitments, we evaluate investment opportunities that come to our attention and could make a significant commitment in the future. On-hand cash, and cash equivalents coupled with anticipated future cash flow from operations, will be adequate to fund our cash flow needs for the foreseeable future.



Plan of Operation

Fishmeal Segment

We derive our revenues through sales of fishmeal to feed manufacturers worldwide. Main clients for fishmeal are located in Russia, Japan, Taiwan, Denmark, Nigeria, Armenia, Saudi Arabia, etc. The fishmeal industry has been established for nearly 50 years. Fishmeal production tends to be seasonal with supply from the Southern hemisphere during the summer months and from the Northern hemisphere during the balance of the year. The demand for
fishmeal is steady and growing.   Demand currently exceeds world production.
Under our present plans, we plan to establish one manufacturing facility in India, once sufficient funds are raised. The intended markets for this production is expected to be the Middle East, Eastern Europe, South East Asia and African countries.

Future plans include production of higher quality fishmeal for the Japanese animal feed market and a very high quality fishmeal to be used as food seasoning in fish broth (miso and ramen soup base). The Company has made contacts with Japanese manufacturers for both products.

In March 2008, the Company started negotiations with a very large Japanese trading company to start shipping fertilizer grade fishmeal from India to Japan later in this year.

In March 2008, the Company sold $105,000.00 worth of fishmeal to a buyer in Nigeria.

The Company expects our competitive position in the fishmeal industry will be extremely small. Even if the Company is successful in its business plan for this operating segment, this will remain the case. There can be no assurance that the Company will be able to compete successfully in the fishmeal industry.

The Company has yet to begin its fishing operations or acquisition of its fishing fleet. Over the last two years, we have been engaged in operations as well as organizational activities, including developing a strategic operating plan, entering into contracts, researching potential markets for our fish-oil products around the globe, and exploring potential strategic partnerships. Our continued existence is dependent upon our ability to obtain additional debt and/or equity financing. Management plans to raise additional funds through project financings or through future sales of our common stock, until such time as our revenues are sufficient to meet its cost structure, and ultimately achieve profitable operations. There is no assurance we will be successful in raising additional capital or achieving profitable operations. Wherever possible, our board of directors will attempt to use non-cash consideration to satisfy obligations. In some instances, we believe that the non-cash consideration will consist of restricted shares of our common stock. These actions will result in dilution of the ownership interests of existing shareholders may further dilute common stock book value, and that dilution may be material. In the opinion of management, inflation has not and will not have a material effect on the ongoing operations of the Company.


Health Supplements Segment

The Company has spent the last 3 years developing specific formulations for several countries. Our most promising market is Japan, where we have obtained import permits that include 5 capsules, 3 softgels and 1 energy drink. The costs of R&D have already been spent and we do not expect R&D to be a significant expense in the future. Through our Japanese partners, the Company has found several distributors that have completed their own analysis and testing and are now awaiting import permits. The anticipated quarterly volumes will allow us to reduce manufacturing, packing and shipping costs. Because Japan is a difficult market to enter, competition is limited so margins are higher than other markets.


Off-Balance Sheet Arrangements

At December 31, 2007, the Company did not have any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, which would have been established for the purpose of establishing off-balance sheet arrangements or other contractually narrow or limited purposes. The Company does not believe it is exposed to any financing, liquidity, market or credit risk that could arise if it had engaged in such relationships.




Item 3.  Properties


Vida Life management occupies approximately 1000 square feet of office space in one section of the residence of the Company's CEO in Cameron Park, CA. The Company currently pays no rent for this space. Office space and other facilities around the world are used on an as-needed basis, through a variety of different arrangements. At this time, these arrangements are minimal.



Item 4.  Security Ownership of Certain Beneficial Owners and Management.


The following table sets forth information, to the best of the Company's knowledge, as of December 31, 2007, with respect to each person known by the Company to own beneficially more than 5% of the outstanding common stock, each director and all directors and officers as a group.



Name and Address             Amount and Nature of        Percent of
of Beneficial Owner          Beneficial Ownership        Class(1)

Principal Stockholders


Cede and Co.                            1,102,185           11.1 %
55 Water Street
New York, NY

J.C. Jordan*                            5,925,000(2)        59.5 %
P.O. Box 4679
El Dorado Hills, CA 95762


Directors

J.C. Jordan                           ----------See Above---------

M.A. Jordan*                              100,000           1.0 %

M.M. Jordan*                               25,000           0.3 %

All directors and officers              6,050,000          60.8 %

as a group (3 persons)

* Director and/or executive officer


Note: Unless otherwise indicated, the Company has been advised that each person above has sole voting power over the shares indicated.

(1)	Based upon 9,958,454 shares of common stock outstanding on
        December 31, 2007.

(2)	Does not include 25,000 shares held by his wife, M.M. Jordan, as to which Mr. Jordan disclaims beneficial ownership.





Item 5.  Directors and Executive Officers


The executive officers and directors of the Company are as follows:

Name                    Age              Position

G.R. Jordan              80              Chairman

J. C. Jordan             55              President, Chief Executive
                                         Officer and Director

M. Molyneux Jordan       56              Secretary and Director

M.A. Jordan              58              Director



All directors hold office until the next annual meeting of stockholders and until their successors have been duly elected and qualified. There are no agreements with respect to the election of directors. The Company compensates its directors $500 per month for service on the Board of Directors and any committee thereof. However, the directors may defer their expenses and/or take payment in shares of the Company's common stock. As of December 31, 2007 and 2006, $12,000 and $18,000, respectively, has been accrued as director compensation. Officers are appointed annually by the Board of Directors and each executive officer serves at the discretion of the Board. The Company does not have any standing committees.

No director, officer, affiliate or promoter of the Company has, within the past five years, filed any bankruptcy petition, been convicted in or been the subject of any pending criminal proceedings, or is any such person the subject or any order, judgment, or decree involving the violation of any state or federal securities laws.

All of the Company's present directors, with the exception of J.C. Jordan, have other employment or sources of income and will routinely devote only such time to the Company necessary to maintain its viability.
It is estimated that each director will devote approximately 20 to 60 hours per month to the Company's corporate activities.

Currently, there is no arrangement, agreement or understanding between the Company's management and non-management stockholders under which non-management stockholders may directly or indirectly participate in or influence the management of the Company's affairs. Present management openly accepts and appreciates any input or suggestions from the Company's stockholders. However, the Board of Directors is elected by the stockholders and the stockholders have the ultimate say in who represents them on the Board. There are no agreements or understandings for any officer or director of the Company to resign at the request of another person and none of the current officers or directors of the Company are acting on behalf of, or will act at the direction of any other person.


      The business experience of each of the persons listed above during the past five years is as follows:


G.R. Jordan PhD

Chairman of the Board - R&D Director, Professor, Author, Lecturer and Dean of Graduate School at San Marcos University in Lima, Peru (founded in 1525) from 1960 until his retirement in 2005. Presently he is in charge of R&D for the Company's products and is a member of the Vida Life Science Advisory Board. Dr. Jordan is father of our President, Mr. J.C. Jordan.

J.C. Jordan

President of Vida Life International. Born in Peru, Mr. Jordan arrived in the U.S. in 1971 to attend Business School. In 1977, together with 2 university classmates, founded a company that specialized in environmental and air pollution control. The Company was located in San Francisco, Ca. Mr. Jordan was in charge of Marketing and new market development. In 1978, Mr. Jordan joined Environmental Air Specialists, Inc. in San Francisco,
Ca. as V.P. of Marketing. In 1979, together with several co-workers, took control of this growing company buying the outstanding shares by the end of 1979. Mr. Jordan was responsible for developing new products, design, manufacturing and finding new markets. Mr. Jordan developed the high tech filtration and static control business in Silicon Valley doing custom design and manufacturing for well known firms in the region. During the early 80's, Mr. Jordan was instrumental in pushing the design of U.V. Purification equipment that was heavily used in hospitals to reduce and eliminate airborne pathogens in HIV and AIDS wards. In 1980, Mr. Jordan and his team of engineers were awarded a GSA Contract to supply the U.S. Government with Industrial Air Pollution Control equipment. In 1981, an International Division was formed. J.C. Jordan became its International Director starting a career spanning over 25 years successfully opening international markets in South America, China, Japan, Taiwan, S. E. Asia, Japan, Russia, Poland, Hungary, Czech Republic, Scandinavian Countries, Middle East and Africa for the Company's products. Along the way, Mr. Jordan became the President of the Company and was responsible for day to day operations and to develop new partnerships and new markets. During his tenure, the Company became an exclusive distributor for Honeywell environmental products for the Western U.S. as well as National distributor for Emerson Electric Co.'s various energy and environmental control products. In 2004, Mr. Jordan became President of ACS Trading Corporation a newly formed company established to trade in agricultural commodities, fishmeal and raw materials for the pharmaceutical and health supplement industry. In 2006, Mr. Jordan became President of Vida Life International, Ltd. in connection with the merger of ACS Trading Corporation and Vida Life International, Ltd. Mr. Jordan has been instrumental in developing a strategic plan for establishing fishing operations, fishmeal production and animal feed manufacturing in India. Under his tenure, Mr. Jordan in coordination with its Japanese partners have obtained 9 import permits for its supplements to Japan. During 2007, Mr. Jordan and its Japanese engineering team worked on a new energy efficient technology that can save as much as 95% of the energy used to heat liquids, air and gases. Patent application was filed on December 26, 2007. The first product that is in the developmental stage is an electric tank-less water heater for the Japanese market. To take advantage of the many licensing possibilities, Mr. Jordan is forming a team of experienced engineers in the U.S. to take this technology to the next level.


M.A. Jordan PhD

Vida Life Director, has been a professor at Garcilazo de la Vega University in Lima, Peru for the past 10 years. Dr. Jordan together with Dr. G.R. Jordan, Vida Life Chairman, perform most of the Company's Research and Development work. Both are members of the Vida Life Science Advisory Board. Their specialties are Biology and Chemistry. Dr. Jordan is the sister of our President, Mr. J.C. Jordan.


M.M. Jordan R.N.

Vida Life Director, Secretary, wife of our President, Mr. J.C. Jordan and native of the U.K., works as a Case Manager at The Hartford Insurance in California in their Utilization Review Unit in charge of reviewing Workers Compensation cases. Prior to the present position, for over 10 years M.M. Jordan has held supervisory positions in Public Health and was deeply involved in HIV and AIDS Case Management. Presently she is an advisor to the company in health and nutrition matters.




Item 6.  Executive Compensation.


The Company has not entered into an employment agreement with any of its officers, directors, or any other persons and no such agreements are anticipated in the immediate future. It is intended that the Company's Directors will defer any compensation until such time as business operations provide sufficient cash flow to pay cash compensation. As of this date, the President and CEO has received a limited salary for the years 2006 and 2007 and has accrued compensation that was subsequently paid in shares of common stock in March of 2008.

We had agreed to pay our CEO $15,000 per month salary during 2006 if sufficient cash funds were available. We agreed to pay our CEO $ 20,000 month in 2007, if sufficient cash funds were available. If sufficient cash was not generated, his salary accrues and will be paid when funds become available. We also agreed to pay an annual bonus of 10% of gross sales payable quarterly, once the production of fishmeal commences in India.

In 2007 and 2006, the Company accrued officer compensation expense to the CEO. The related expense included in operating expenses totaled $220,000 and $120,000 for the years ended December 31, 2007 and 2006, respectively. The total accrued officer compensation as of December 31, 2007 and 2006 was $310,742 and $115,340, respectively. The accrued balance totaling
$310,742 was subsequently paid off in March of 2008 with the issuance of 2,722,444 shares of restricted common stock.

In 2007 and 2006, the Company accrued directors' fees. The related expense included in operating expenses totaled $18,000 and $12,000 for the years ended December 31, 2007 and 2006, respectively and was included in Accrued
Director - directors. The total accrued expense as of December 31, 2007 and 2006 was $30,000 and $12,000, respectively.

The Company has not adopted any other bonus, profit sharing, or deferred compensation plan.


The following table sets forth, for the last two years, the dollar value of all cash and non-cash compensation earned by the Company's named executive officers.

                                  SUMMARY COMPENSATION TABLE


Name and
Principal                                                Stock       Option     All other
Position             Year        Year         Bonus      Awards      Awards     Compensation     Total

J.C. Jordan,
Chief Executive
Officer,             2006        $120,000     $  -       $  -         $  -       $  -             $120,000
Director
                     2007        $220,000     $  -       $  -         $  -       $  -             $220,000



The following table sets forth, for the last two years, the dollar value of all cash and non-cash compensation for the Company's directors.

                                     DIRECTOR COMPENSATION



                              Fees
Name and                      Earned                               Non-Equity        Non-Qualified
Principal                     or Paid      Stock       Option      Incentive Plan    Deferred          All other
Position            Year      in Cash      Awards      Awards      Compensation      Compensation      Compensation    Total


G.R Jordan          2007      $6,000       $12,938     $   -       $   -             $   -             $  -            $18,938
Chairman

M.M. Jordan         2007      $6,000       $    -      $   -       $   -             $   -             $  -            $ 6,000
Secretary,
Director

M.A. Jordan         2007      $6,000       $    -      $   -       $   -             $   -             $  -            $ 6,000







Item 7.  Certain Relationships and Related Transactions, and
         Director Independence.

On March 19, 2007 the Company entered into a note payable (the "Note") for $400,000 from one of its shareholders. The Note bears interest at 10%, requiring quarterly interest payments only, with the entire principal balance due March 19, 2009. Interest expense related to the Note was $30,000 for the year ended December 31, 2007. The Note is secured by 1,000,000 shares of restricted stock. As further consideration for the Note, the Company issued a detachable stock warrant to the shareholder which provided the shareholder the right to purchase 200,000 shares of the Company's common stock at $1.00 per share at any time during the duration of the Note. The proceeds of the Note were allocated to the Note and stock warrant, based on their relative fair values in accordance with Accounting Principles Board Opinion
(APB) 14 "Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants". Accordingly, $175,000 was allocated to the stock warrant as a discount to the Note and to additional paid-in capital. The fair value of the warrant has been estimated as of the date the loan proceeds were received using the Black-Scholes pricing model using the risk free rate of 4.46%, market price of $1.15 per share, exercise price of $1.00 per share, expected term of 2 years and a volatility rate of 155.33%.

There have been no other material transactions during the past two fiscal years between the Company and any officer, director, nominee for election as director, or any stockholder owning greater than five percent (5%) of the Company's outstanding shares, nor any member of the above referenced individuals' immediate families.


Item 8.  Legal Proceedings.


The Company is not a party to any material pending legal proceedings and, to the best of its knowledge, no such action by or against the Company has been threatened.



Item 9. Market Price of and Dividends on the Registrant's Common Equity and Related Stockholder Matters.


         Market Information


The Company's common stock has traded on the Pink Sheets of the National Quotation Bureau under the symbol VILF since December 31, 2006. The following table sets forth the high and low sale prices for the Company's common stock for the periods indicated. The prices below reflect inter-dealer quotations, without retail mark-up, mark-down or commissions and may not represent actual transactions.



Quarter Ended           Low Price        High Price

December 31, 2006           $0.03             $0.25
March 31, 2007              $0.20             $1.30
June 30, 2007               $0.30             $1.25
September 30, 2007          $0.20             $0.30
December 31, 2007           $0.13             $0.20
March 31, 2008              $0.10             $0.13



The Company intends to make an application to the NASD for its shares to be quoted on the OTC Bulletin Board. The Company's application will consist of current corporate information, financial statements and other documents as required by Rule 15c2-11 of the Securities Exchange Act. Inclusion on the OTC Bulletin Board will permit price quotations for the Company's shares to be published by such service. Currently, the Company's common stock is thinly traded on the Pink Sheets.

Although the Company intends to submit its application to the OTC Bulletin Board subsequent to the filing of this registration statement, there can be no assurance that the application will be accepted or that the shares will be traded on the OTC Bulletin Board.

If the Company's shares are accepted by the OTC Bulletin Board, secondary trading of the Company's shares may be subject to certain state imposed restrictions. Except for the application to the OTC Bulletin Board, there are no plans, proposals, arrangements or understandings with any person concerning the development of a trading market in any of the Company's securities.

The ability of individual stockholders to trade their shares in a particular state may be subject to various rules and regulations of that state. A number of states require that an issuer's securities be registered in their state or appropriately exempted from registration before the securities are permitted to trade in that state. Presently, the Company has no plans to register its securities in any particular state.

Further, the Company's shares most likely will be subject to the provisions of Section 15(g) and Rule 15g-9 of the Exchange Act, commonly referred to as the "penny stock" rule. Section 15(g) sets forth certain requirements for transactions in penny stocks and Rule 15g-9(d)(1) incorporates the definition of penny stock as that used in Rule 3a51-1 of the Exchange Act.

The SEC generally defines penny stock to be any equity security that has a market price less than $5.00 per share, subject to certain exceptions. Rule 3a51-1 provides that any equity security is considered to be a penny stock unless that security is: registered and traded on a national securities exchange meeting specified criteria set by the SEC; authorized for quotation on The NASDAQ Stock Market; issued by a registered investment company; excluded from the definition on the basis of price (at least $5.00 per share) or the issuer's net tangible assets; or exempted from the definition by the SEC. Broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally persons with assets in excess of $1,000,000 or annual income exceeding $200,000 by an individual, or $300,000 together with his or her spouse), are subject to additional sales practice requirements.

For transactions covered by these rules, broker-dealers must make a special suitability determination for the purchase of such securities and must have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the first transaction, of a risk disclosure document relating to the penny stock market. A broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, and current quotations for the securities. Finally, monthly statements must be sent to clients disclosing recent price information for the penny stocks held in the account and information on the limited market in penny stocks. Consequently, these rules may restrict the ability of broker-dealers to trade and/or maintain a market in the Company's common stock and may affect the ability of stockholders to sell their shares.

The Company has not previously filed a registration statement under the Securities Act. Shares sold pursuant to exemptions from registration are deemed to be "restricted" securities as defined by the Securities Act.

Currently, out of a total of 9,958,454 shares outstanding, 7,245,727 shares are considered to be restricted, unless sold or otherwise transferred pursuant to a registration statement under the Securities Act or pursuant to an appropriate exemption from registration. Of those, a total of 5,925,000 shares are held by our President, with the balance of 1,320,727 shares held by non-affiliates. The balance of 2,712,727 shares held by non-affiliates are freely tradeable and may be sold, transferred or otherwise traded in the public market without restriction, unless acquired by an affiliate or controlling stockholder of the Company. Because all of the outstanding restricted shares have been issued and outstanding for more than one year, Rule 144 of the Securities Act is available to the holders of these shares. In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned restricted shares of the Company for at least six months, including any person who may be deemed to be an "affiliate" of the Company (as the term "affiliate" is defined under the Securities
Act), is entitled to sell, within any three-month period, an amount of shares that does not exceed the greater of (i) the average weekly trading volume in the Company's common stock, as reported through the automated quotation system of a registered securities association, during the four calendar weeks preceding such sale or (ii) 1% of the shares then outstanding. In order for a stockholder to rely on Rule 144, the Company must have available adequate current public information with respect to itself. A person who is not deemed to be an "affiliate" of the Company and has not been an affiliate for the most recent three months, and who has held restricted shares for at least one year would be entitled to sell such shares without regard to the various resale limitations under Rule 144(k).

Under Rule 144, the requirements of paragraphs (c), (e), (f), and (h) of Rule 144 do not apply to restricted securities sold for the account of a person who is not an affiliate of an issuer at the time of the sale and has not been an affiliate during the preceding three months, provided the securities have been beneficially owned by the seller for a period of at least one year prior to their sale. For purposes of this registration statement only, a controlling stockholder is considered to be a person who owns ten percent (10%) or more of the Company's total outstanding shares, or is otherwise an affiliate of the Company. No individual person owning shares that are considered to be not restricted owns more than ten percent (10%) of the Company's total outstanding shares.

A total of 5,925,000 shares are considered restricted securities presently held by the President of the Company, and are presently eligible for sale pursuant to the provisions of Rule 144, subject to the volume and other limitations set forth under Rule 144. Accordingly, assuming the conditions of Rule 144 are otherwise met, this individual could sell up to 99,584 shares per three month period.



Item 10.  Recent Sales of Unregistered Securities


Shares Issued for Cash or Debt Conversion

Vida Life has sold shares of its capital stock in the following transactions, each of which was exempt from the registration requirements of the 1933 Act pursuant to the exemptions listed.

On May 2, 2006 we issued 2,300,000 shares, and a shareholder transferred 4,000,000 shares to the owner of ACS Trading Corp. in connection with the merger that resulted in our current business. No selling commission or other compensation was paid in connection with such transactions. Each transaction was exempt from registration under the 1933 Act under the provisions of Section 4(2).


Shares Granted for Services

Periodically, we have issued shares of common stock to bona fide employees and consultants who have provided services to Vida Life in transactions exempt from registration under the 1933 Act.

In 2006, we issued shares to three persons for services rendered.

In 2007, we issued shares to four persons and two companies for services rendered.

No selling commission or other compensation was paid in connection with such grants. Each such grant was exempt from registration under the 1933 Act provided by Section 4(2) and/or Section 4(6) thereof and Regulation 701 promulgated under the 1933 Act.



Item 11.  Description of Securities to be Registered


Common Stock
      T
he Company is authorized to issue 50 million shares of common stock, par value $.001 per share, of which 9,958,454 shares are issued and outstanding as of December 31, 2007.

All shares of common stock have equal rights and privileges with respect to voting, liquidation and dividend rights. Each share of common stock entitles the holder thereof to

      (i) one non-cumulative vote for each share held of record on all matters submitted to a vote of the stockholders;

      (ii) to participate equally and to receive any and all such dividends as may be declared by the Board of Directors out of funds legally available therefore; and

      (iii) to participate pro rata in any distribution of assets available for distribution upon liquidation of the Company.


Stockholders of the Company have no preemptive rights to acquire additional shares of common stock or any other securities. The common stock is not subject to redemption and carries no subscription or conversion rights. All outstanding shares of common stock are fully paid and non-assessable.


Stock Warrant

In connection with the Company entering into a $400,000 note payable with a shareholder, the Company granted the shareholder a detachable stock warrant, pursuant to which the shareholder the right to purchase 200,000 shares of the Company's common stock at $1.00 per share at any time during the term (2 years) of the note payable.


Item 12.  Indemnification of Directors and Officers.

No director of the Company will have personal liability to the Company or any of its stockholders for monetary damages for breach of fiduciary duty as a director involving any act or omission of any such director since provisions have been made in the Articles of Incorporation limiting such liability. The foregoing provisions shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or, which involve intentional misconduct or a knowing violation of law, (iii) under applicable Sections of the Nevada Revised Statutes, (iv) the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes or, (v) for any transaction from which the director derived an improper personal benefit.

The By-laws provide for indemnification of the directors, officers, and employees of the Company in most cases for any liability suffered by them or arising out of their activities as directors, officers, and employees of the Company if they were not engaged in willful misfeasance or malfeasance in the performance of his or her duties; provided that in the event of a settlement the indemnification will apply only when the Board of Directors approves such settlement and reimbursement as being for the best interests of the Corporation. The Bylaws, therefore, limit the liability of directors to the maximum extent permitted by Nevada law (Section 78.751).

The officers and directors of the Company are accountable to the Company as fiduciaries, which means they are required to exercise good faith and
fairness in all dealings affecting the Company.   In the event that a
shareholder believes the officers and/or directors have violated their fiduciary duties to the Company, the shareholder may, subject to applicable rules of civil procedure, be able to bring a class action or derivative suit to enforce the shareholder's rights, including rights under certain federal and state securities laws and regulations to recover damages from and require an accounting by management. Shareholders, who have suffered losses in connection with the purchase or sale of their interest in the Company in connection with such sale or purchase, including the misapplication by any such officer or director of the proceeds from the sale of these securities, may be able to recover such losses from the Company.



Item 13.  Financial Statements and Supplementary Data



The Company's financial statements for the years ended December 31, 2007 and 2006, have been audited to the extent indicated in their report by Carver Moquist & O'Connor, LLC, an independent registered public accounting firm. The financial statements have been prepared in accordance with generally accepted accounting principles, pursuant to Article 8 of Regulation S-X as promulgated by the SEC, and are included in Item 15 of this Form 10.


Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure


During the Company's year ended December 31, 2007 and 2006, and up to the present time, the principal independent accountant for the Company has neither resigned (or declined to stand for reelection) nor been dismissed. The independent accountant for the Company is Carver Moquist & O'Connor, LLC, Bloomington, Minnesota. This firm was engaged on or about
October 24, 2007. There are not and have not been any disagreements between the company and its accountant on any matter of accounting principles, practices or financial statement disclosure.


Item 15.  Financial Statements and Exhibits


(a) Our financial statements for calendar year 2007 and 2006, including the report of our independent registered public accounting firm, are included beginning at page F-1 (Financial Statement Table of Contents located at Page 19 immediately following the signature page of this registration statement.)

(b) Exhibits

Exhibit No.                  Description                  Location

Item 2          Plan of acquisition, reorganization,
                arrangement, liquidation or succession

2.1             Articles of Merger                      By amendment
2.2		Plan of Merger                          By amendment

Item 3          Articles of incorporation and bylaws

3.1             Amended and Restated Articles of
                Incorporation                           By amendment
3.2             Amended and Restated Bylaws             By amendment


Item 10         Material contracts

10.1            Shareholder loan agreement              By amendment






SIGNATURES

In accordance with Section 12 of the Securities Exchange Act of 1934, the registrant caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized on May 13, 2008.

       By:      /s/ J.C. Jordan
                President, CEO, Director and Acting Chief Accounting
                Officer

POWER OF ATTORNEY

	Each person whose signature appears below on this Registration Statement hereby constitutes and appoints J.C. Jordan and M. Molyneux Jordan, and each of them, with full power to act without the other, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities (until revoked in writing) to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as he or she might or could do in person thereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their, his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Exchange Act of 1934, the following persons in the capacities and on the dates stated have signed this Registration Statement.

SIGNATURE                    TITLE                     DATE


/s/ J.C. JORDAN	        President, CEO, Director
                        and Acting Chief
                        Accounting Officer         May 13, 2008
J. C. Jordan


/s/ M. MOLYNEUX JORDAN  Secretary, Director

M. Molyneaux Jordan                                May 13, 2008


/s/ M.A. JORDAN         Director

M.A. Jordan                                        May 13, 2008


                 VIDA LIFE INTERNATIONAL, LTD.

                     FINANCIAL STATEMENTS

            YEARS ENDED DECEMBER 31, 2007 AND 2006



TABLE OF CONTENTS

                                                          PAGE

Report of Independent Registered
Public Accounting Firm                                    F-1


Financial Statements:

        Balance Sheets                                    F-2

        Statements of Operations                          F-4

        Statements of Shareholders Equity (Deficit)       F-5

        Statements of Cash Flows                          F-6

        Notes to Financial Statements                     F-7



REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Board of Directors and Shareholders
Vida Life International, Ltd.
Cameron Park, California

We have audited the accompanying balance sheets of Vida Life International, Ltd. (the "Company") as of December 31, 2007 and 2006 and the related statements of operations, shareholders' equity (deficit), and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public
Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Vida Life
International, Ltd. as of December 31, 2007 and 2006, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.


/s/ CARVER MOQUIST & O'CONNOR, LLC

Bloomington, Minnesota
March 25, 2008



                               BALANCE SHEETS
                         December 31, 2007 and 2006






                                            2007               2006
ASSETS

Current assets:
Cash and cash equivalents                    $  271,082        $   17,882
Trade accounts receivable                         8,133            25,451
Inventory                                         1,866            12,555

Total current assets                            281,081            55,888

Property and equipment, net                      11,088            13,287

Total assets                                 $  292,169        $   69,175








The accompanying notes are an integral part of these financial statements.


                              BALANCE SHEETS
                               (continued)
                        December 31, 2007 and 2006






                                                2007              2006


LIABILITIES AND
SHAREHOLDERS' EQUITY (DEFICIT)


Current liabilities:
Trade accounts payable                          $ 24,545          $ 15,127
Accrued expenses                                  23,069            77,851
Accrued directors' fees                           30,000            12,000
Accrued officer's compensation                   310,742           115,340
Deferred revenue                                   4,200            25,084
Total current liabilities                        392,556           245,402

Note payable - shareholder, net                  283,333                 -

Total  liabilities                               675,889           245,402

Shareholders' equity (deficit):
Common stock, $.001 par value;
50,000,000 shares authorized;
9,958,454 and 9,738,454 shares
issued and outstanding at
12/31/2007 and 12/31/2006, respectively            9,958             9,738
Additional paid-in-capital                       362,600            28,445
Issuable common stock                             27,000            27,000
Accumulated deficit                             (783,278)         (241,410)

Total shareholders' equity (deficit)            (383,720)         (176,227)

Total liabilities and
shareholders' equity (deficit)                  $292,169          $ 69,175










The accompanying notes are an integral part of these financial statements.



                  STATEMENTS OF OPERATIONS
         For the Years Ended December 31, 2007 and 2006





                                                 2007                  2006




Net sales                                        $    89,821           $   345,420

Cost of good sold                                     50,359               297,458

Gross profit                                          39,462                47,962

Operating expenses                                   501,613               241,554

Merger expense                                             -                33,188

Operating loss                                      (462,151)             (226,780)

Other income (expenses):

Interest income                                       10,205                     -
Interest expense                                     (89,922)               (2,174)

Total other income (expenses)                        (79,717)               (2,174)

Net loss before income taxes                        (541,868)             (228,954)

Income tax provision                                       -                     -

Net loss                                          $ (541,868)            $(228,954)

Basic and diluted loss per common share           $    (0.05)            $   (0.03)

Basic and diluted weighted
average common shares outstanding                  9,926,659             8,615,295





The accompanying notes are an integral part of these financial statements.



                       STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)
                      For the Years Ended December 31, 2007 and 2006






                                                               Additional      Issuable                          Total
                                    Common Stock               paid-in         common           Accumulated      shareholders'
                               Shares           Amount         capital         stock            deficit          equity (deficit)

Balances, January 1, 2006,
restated for merger                6,300,000       $  6,300      $ 25,695         $     -        $   (12,456)      $   19,539
Recapitalization of shares
issued by Environmental
Impact Corporation                 3,163,454          3,163        (3,163)                                 -                -

Balance prior to the
merger in May 2006                 9,463,454          9,463        22,532                            (12,456)          19,539

Issuance of common stock
for services rendered
in connection with
the merger                           275,000            275         5,913                                  -            6,188

Common stock issuable
in connection
with the merger                                                                    27,000                  -           27,000

Net loss                                   -              -             -                           (228,954)        (228,954)

Balances, December 31, 2006        9,738,454          9,738        28,445          27,000           (241,410)        (176,227)

Issuance of detachable
stock warrant with debt                                           175,000                                  -          175,000

Issuance of common stock
for services rendered                220,000            220       159,155                                  -          159,375

Net loss                                   -              -             -                           (541,868)        (541,868)

Balances, December 31, 2007        9,958,454       $  9,958      $362,600         $27,000          $(783,278)       $(383,720)






The accompanying notes are an integral part of these financial statements.




                              STATEMENTS OF CASH FLOWS
                    For the Years Ended December 31, 2007 and 2006



                                                     2007                    2006




Cash flows from operating activities:

Net loss                                             $ (541,868)             $ (228,954)

Adjustments to reconcile net loss to net cash flows provided by (used in) operating activities:

Depreciation and amortization                             5,623                   5,143
Amortization of debt original issue discount             58,333                       -
Common stock issued for services                        159,375                  33,188

Changes in operating assets and liabilities:

Accounts receivable                                      17,318                  (4,241)
Inventory                                                10,689                   6,389
Accounts payable                                          9,418                  (1,478)
Accrued expenses                                        (54,782)                 54,917
Accrued directors' fees                                  18,000                  12,000
Accrued officer's compensation                          195,402                 115,340
Deferred revenue                                        (20,884)                 25,084

Net cash flows provided
by (used in) operating activities                      (143,376)                 17,388

Cash flows from investing activities:
Purchases of property and equipment                      (3,424)                   (339)

Net cash flows used in investing activitiees             (3,424)                   (339)

Cash flows from financing activities:
Proceeds from note payable - shareholder                400,000                       -

Net cash flows provided
by financing activities                                 400,000                       -

Net change in cash                                      253,200                  17,049

Cash and cash equivalents,
beginning of year                                        17,882                     833

Cash and cash equivalents, end of year                $ 271,082                $ 17,882

Supplemental disclosure of
cash flow information:
Cash paid during the year for interest                $  31,589                $  2,174

Non-cash financing activities:
Discount of note payable due to
detachable stock warrants                             $ 175,000                $      -


The accompanying notes are an integral part of these financial statements.



1	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND OTHER INFORMATION

Nature of Business

Vida Life International, Ltd. (the "Company"), was incorporated on
June 26, 1969 under the name of T & C Home Furnishings, Inc. Thereafter, the Company's name changed several times through December 1999 when the Company merged with Flagship International Holding, Ltd., a newly created Nevada corporation. Subsequently, the Company changed to the name of Environmental Impact Corporation during 2003. The Company changed to its current name on April 7, 2006.

The Company was an inactive shell until May of 2006. On May 1, 2006, the Company entered into a Share Exchange and Acquisition Agreement whereby it agreed to issue 6,300,000 shares of its common stock to acquire all of the outstanding shares of ACS Trading
Corporation ("ACS"), a private corporation incorporated in the State of Delaware in a reverse merger. Utilizing its 30 years or experience in various fields, ACS, a U.S. diversified company, has developed innovative products and solutions for personal health care, animal nutrition and energy efficient products. The Company consists of three strategic operating segments;
(1) fishmeal, used as a high protein ingredient in animal feed and organic fertilizer, (2) health supplements and (3) the Company is also developing energy efficient products based on a novel patent pending heating technology. The Company's market for advertising and selling its products is worldwide.

Upon completion of the transaction on May 1, 2006, ACS became a wholly-owned subsidiary of Vida Life International, Ltd. and ACS dissolved its corporate charter immediately after the merger resulting in one company. Since this transaction resulted in the existing shareholders of ACS acquiring control of Vida Life International, Ltd., for financial statement purposes, the merger has been accounted for as a recapitalization of Vida Life International, Ltd. (a reverse acquisition with ACS as the accounting acquirer).

The operations of ACS are the only continuing operations of the Company. In accounting for this transaction, ACS was deemed to be the purchaser and parent company for financial reporting purposes. Accordingly, its net assets were included in the consolidated balance sheet at their historical value. The accompanying financial statements as of December 31, 2007 and 2006 present the historical financial information of ACS. The outstanding common shares have been restated to reflect the shares issued upon the reorganization. The accompanying financial statements as of December 31, 2006 present the historical financial information of ACS for the year ended December 31, 2006 consolidated with Vida Life International, Ltd. from the date of reorganization (May 1, 2006) to December 31, 2006.

On January 17, 2008, a final determination was made between all parties regarding the recapitalization of common stock and services rendered related to the reverse merger. As a result, on March 6, 2008, 300,000 shares of restricted common stock were issued from treasury to an existing
shareholder for merger related expenses.   A fair value of $27,000
was determined for these shares based upon the fair market value of the Company's restricted common stock as of the date the shares were granted, reduced by a lack of marketability discount. The stock issuance was retroactively recorded in 2006 and included in equity as issuable common stock in connection with the merger.


Use of Estimates

Management uses estimates and assumptions in preparing financial statements. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could differ from those estimates.


Concentrations of Risk

Cash Deposits in Excess of Federally Insured Limits

The Company maintains cash balances at two financial institutions. Accounts at each institution are insured by the Federal Deposit Insurance Corporation up to $100,000. The Company had $160,821 of uninsured cash balances at December 31, 2007.


Major Customers

During the years ended December 31, 2007 and 2006, 79% and 84% of the Company's sales were to two customers. The total accounts receivable associated with these customers was $8,133 and $0 as of December 31, 2007 and 2006, respectively.


Geographic Concentrations

Export sales as a percentage of total sales were 93% and 95% for the years ended December 31, 2007 and 2006, respectively. Export sales are attributed to the country where the product is shipped. All export sales are negotiated, invoiced and paid in US dollars. Export sales by country are as follows:

                                    2007              2006

United States                    $    6,528       $    15,677
Armenia                                   -           154,308
Nigeria                                   -           136,304
Japan                                57,123            14,845
Turkey                               15,150            10,771
Czech Republic                        3,492             7,374
Pakistan                              7,528             6,141

                                 $   89,821       $   345,420



Fair Value of Financial Instruments

The Company's financial instruments consist of cash, accounts receivable, accounts payable, accrued expenses, and notes payable. Pursuant to SFAS No. 107 "Disclosures About Fair Value of Financial Instruments," the Company is required to estimate the fair value of all financial instruments at the balance sheet date. The Company considers the carrying values of its financial instruments in the financial statements to approximate fair values.


Cash and Cash Equivalents

For purposes of balance sheet presentation and the reporting of cash flows, the Company considers all cash in checking accounts and invested cash with maturities of three months or less as cash equivalents.


Trade Accounts Receivable

Trade accounts receivable are stated at the amount management expects to collect from outstanding balances.  The Company reviews the outstanding receivables on a monthly basis and receivables are considered past due when payment has not been received by the stated due date on the
invoice.    Management provides for probable uncollectible amounts
through a charge to earnings and a credit to a valuation allowance based on its assessment of the current status of individual accounts. Balances that are still outstanding after management has used reasonable collection efforts are written off through a charge to the allowance for doubtful accounts and a credit to trade accounts receivable. Historically, the Company has not experienced significant losses related to receivables from individual customers. At December 31, 2007 and 2006, the Company considers its accounts receivable to be fully collectible and therefore have not recorded an allowance for doubtful accounts.



Inventory

Inventories, consisting of finished goods and supplies, are valued at the lower of cost (first-in, first-out basis) or market. Market value encompasses consideration of all business factors including price, contract terms and usefulness. The Company reviews inventory on a regular basis and provides for slow-moving, obsolete or unusable inventories by reducing inventory to its estimated useful or scrap value. A reserve for potential obsolescence was not deemed necessary at December 31, 2007 and 2006.


Property and Equipment

Property and equipment are stated at cost. Depreciation is provided on the straight-line methods over the estimated useful lives of the respective assets ranging from 3-7 years. Maintenance and repairs are charged to expense as incurred; major renewals and betterments are capitalized.
As items of property or equipment are sold or retired, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is included in operating income. The estimated useful lives are as follows:


		                                   Years

Computer software and equipment                   3 to 5
Office equipment                                       5
Lab equipment                                        5-7
Furniture and fixtures                               5-7


Impairment of Long-Lived Assets

In accordance with the Statement of Financial Accounting Standards
No. 144, Accounting for the Impairment of Long - Lived Assets, such as furniture and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset.


Income Taxes

Income taxes are accounted for in accordance with SFAS No. 109, as clarified by FIN No. 48, which requires an asset and liability approach to financial accounting and reporting for income taxes. Accordingly, deferred tax assets and liabilities arise from the difference between the tax basis of an asset or liability and its reported amount in the financial statements. Deferred tax amounts are determined using the tax rates expected to be in effect when the taxes will actually be paid or refunds received, as provided under currently enacted tax law. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense or benefit is the tax payable or refundable, respectively, for the period plus or minus the change in deferred tax assets and liabilities during the period.

FIN No. 48 requires the recognition of a financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the more-likely-than-not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement with the relevant tax authority. See Note 5 to the Financial Statements for additional information regarding income taxes.


Revenue Recognition

The Company recognizes revenue when products are shipped and the customer takes ownership and assumes risk of loss, collection is reasonably assured, persuasive evidence of an arrangement exists and the sales price is fixed or determinable.


Advertising Expense

The Company expenses advertising costs as incurred. Advertising expense amounted to $57,582 and $6,474 for the years ended December 31, 2007 and 2006.



Research and Development

Research and development expenses consist primarily of contract labor, research and other costs associated with on-going product development and enhancement efforts. Total expenses amounted to $89,266 and $52,701 for the years ended December 31, 2007 and 2006, respectively.


Earnings (Loss) Per Share

Basic earnings per share are computed by dividing net income by the weighted average number of shares of common stock outstanding during the year. Shares used in the earnings per share assuming dilution calculation are based on the weighted average number of shares of common stock outstanding during the year increased by potentially dilutive common shares. Potentially dilutive common shares consist of a detachable stock warrant. However, this stock warrant was not included in the computation of earnings per share assuming dilution because its effect on earnings per
share would have been anti-dilutive.


Recent Accounting Developments

In September 2006, the FASB issued Statement of Financial Accounting Standards (SFAS) No. 157 "Fair Value Measurements", which defines fair alue, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. SFAS No. 157 will apply whenever another standard requires (or permits) assets or liabilities to be measured at fair value. The standard does not expand the use of fair value to any new circumstances, and is effective beginning after December 31, 2007. The adoption of SFAS No. 157 is not expected to impact our financial statements.

In February 2007, the FASB issued Statement No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities," which provides companies with an option to report selected financial assets and liabilities at fair value. This standard is effective beginning after December 31, 2007.
The Company presently does not anticipate it will adopt the provisions of SFAS No. 159.

In December 2007, the FASB issued Statement No. 141R, "Business Combinations," which establishes principles for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired and liabilities assumed in a business combination, recognizes and measures the goodwill acquired in a business combination, and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of a business combination.
The Company is required to apply this standard prospectively to business combinations for which the acquisition date is on or after January 1, 2009. Earlier application is not permitted.


2	PROPERTY AND EQUIPMENT


Property and equipment at cost are as follows at December 31:


                                                     2007         2006


Lab equipment and materials                       $  1,678      $   1,678
Office equipment                                    16,509         13,085
Computer software and equipment                      7,545          7,545
Furniture and fixtures                               1,184          1,184

                                                    26,916         23,492


Less:  Accumulated depreciation                   ( 15,828)      ( 10,205)



Property and equipment, net                      $  11,088      $  13,287




Depreciation expense was $5,623 and $5,143 for the years ended December 31, 2007 and 2006, respectively.



3	NOTE PAYABLE - SHAREHOLDER

On March 19, 2007 the Company entered into a note payable (the "Note") for $400,000 from one of its shareholders. The Note bears interest at 10%, requiring quarterly interest payments only, with the entire principal balance due March 19, 2009. Interest expense related to the Note was $30,000 for the year ended December 31, 2007. The Note is secured by 1,000,000 shares of restricted common stock. As further consideration for the Note, the Company issued a detachable stock warrant to the shareholder which provided the shareholder the right to purchase 200,000 shares of the Company's common stock at $1.00 per share at any time during the duration of the Note. The proceeds of the Note were allocated to the Note and Stock Warrant, based on their relative fair values in accordance with Accounting Principles Board Opinion (APB) 14 "Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants". Accordingly, $175,000 was allocated to the stock warrant as a discount to the Note and to additional paid-in capital. The fair value of the warrant has been estimated as of the date the loan proceeds were received using the Black-Scholes pricing model using the risk free rate of 4.46%, market price of $1.15 per share, exercise price of $1.00 per share, expected term of 2 years and the volatility rate of 155.33%.

The following table summarizes the note payable - shareholder balance at December 31, 2007:

Original gross proceeds                             $    400,000


Less: Original issue discount
allocated to the warrants                               (175,000)

Add: Amortization of original issue discount              58,333

                                                   $     283,333



4	RELATED PARTY TRANSACTIONS

In 2007 and 2006, the Company accrued compensation expense to the CEO. The related expense included in operating expenses totaled $220,000 and $120,000 for the years ended December 31, 2007 and 2006, respectively. Accrued officer's compensation as of December 31, 2007 and 2006 was $310,742 and $115,340, respectively. The accrued balance totaling $310,742 was subsequently paid off in March of 2008 with the issuance of 2,722,444 shares of restricted common stock. At December 31, 2007 and 2006, the Company recorded accrued directors' fees of $30,000 and $12,000, respectively. Director fees included in operating expenses totaled $18,000 and $12,000 for the years ended December 31, 2007 and 2006, respectively.



5	INCOME TAXES

The provision for income taxes consists of the following for the years ended December 31:
                                                  2007           2006
Current:
   Federal                                       $   -         $    -
   States                                            -              -
	-		-
Deferred:
   Federal                                   ( 154,600)     (  64,100)
   States                                   (   29,000)     (  12,000)


                                             ( 183,600)     (  76,100)

Valuation allowance                            183,600         76,100
   Provision for income taxes                    $   -         $    -



The differences between the federal and state statutory income tax rate and the actual tax rates result principally from the following for the years ended December 31:
                                  2007                      2006

                           Amount      Percent       Amount      Percent

Statutory income
tax benefit             $ (205,800)      38.0     $ (86,800)        37.9

Non-deductible
expenses                    22,200      ( 4.1)       10,700        ( 4.7)
Valuation allowance        183,600      (33.9)       76,100       ( 33.2)

   Provision for
    income taxes        $        -          -     $       -            -



The deferred tax assets consisted of the following as of December 31:



Deferred tax assets                          2007                2006


   Net operating loss carryforwards      $  120,500           $   27,600
   Accrued expenses                         140,500               50,100
   Depreciation                             ( 1,300)             ( 1,600)

                                            259,700               76,100
Valuation allowance                       ( 259,700)            ( 76,100)

                                         $        -           $        -



Net operating loss carryforwards totalling approximately $317,000 begin to expire in 2026 and continue through 2027. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences will become deductible. The Company considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. The Company has recorded a full valuation allowance against its net deferred tax assets because it is not currently able to conclude that it is more likely than not that these assets will be realized. The amount of deferred tax assets considered to be realizable could be increased in the near term if estimates of future taxable income during the carryforward period are increased.

Under the Internal Revenue Code Section 382, certain stock transactions which significantly change ownership, including the sale of stock to new investors, the exercise of options to purchase stock, or other transactions between shareholders could limit the amount of net operating loss carryforwards that may be utilized on an annual basis to offset taxable income in future periods.


6	BUSINESS SEGMENTS

The Company's operations are conducted primarily over two operating segments. Statement of Financial Accounting Standards (SFAS) No. 131, "Disclosure about Segments of an Enterprise and Related Information" requires that a public business enterprise report a measure of segment profit or loss, certain specific revenue and expense items and total segment assets. It requires the management approach in determining reportable business segments. The management approach designates the internal organization that is used by management for making operating decisions and assessing performance as the source for reportable segments. Management has identified the fishmeal and health supplement segments to be their reportable business segments. Management determined that the energy efficient operating segment was not reportable at this time due to its insignificance to the overall operations of the business during 2007 and 2006.








Information regarding are segments is as follows for the years ended
December 31:


                                 Fishmeal        Health Supplements       Corporate & Other       Total


2007

Net sales                        $      -         $   89,821              $            -           $    89,821
Gross profit                     $      -         $   39,462              $            -           $    39,462
Operating income (loss)          $      -         $   33,596              $     (495,747)          $  (462,151)
Interest income                  $      -         $        -              $       10,205           $    10,205
Interest expense                 $      -         $        -              $       89,922           $    89,922
Depreciation & amortization      $      -         $    1,666              $        3,957           $     5,623
Identifiable net assets          $      -         $   12,259              $     (395,979)          $  (383,720)

2006

Net sales                        $  290,258       $   55,162              $            -           $   345,520
Gross profit                     $   23,986       $   23,976              $            -           $    47,962
Operating income (loss)          $   23,986       $   19,982              $     (270,748)          $  (226,780)
Interest income                  $      -         $        -              $            -           $         -
Interest expense                 $      -         $        -              $        2,174           $     2,174
Depreciation & amortization      $      -         $    1,661              $        3,842           $     5,143
Identifiable net assets          $      -         $   24,614              $     (200,841)          $  (176,227)



Fishmeal is sold primarily as a high protein food ingredient for agricultural animal feed. It is typically sold in large bulk shipments using outside contractors to process and package the product to the Company's specifications. Health supplements and related raw materials are inventoried, packaged and sold in much smaller cases and quantities. These items have typically gone through extensive design and development to achieve the desired formulation.

Management does not make any allocations of general operating expenses or research and development expenses when evaluating the performance of these segments. These costs primarily consist of executive compensation, consulting fees and development costs which are evaluated on a company-wide basis. Therefore, there is limited discrete segmented financial information available beyond sales and gross profit.



                              EXHIBIT INDEX


Exhibit No.                  Description                  Location

Item 2          Plan of acquisition, reorganization,
                arrangement, liquidation or succession

2.1             Articles of Merger                      By amendment
2.2		Plan of Merger                          By amendment

Item 3          Articles of incorporation and bylaws

3.1             Amended and Restated Articles of
                Incorporation                           By amendment
3.2             Amended and Restated Bylaws             By amendment


Item 10         Material contracts

10.1            Shareholder loan agreement              By amendment